FOR IMMEDIATE RELEASE

Neogen® Announces CEO Transition

Board has Formed Search Committee and Engaged Leading Executive Search Firm

Lansing, Mich., April 9, 2025 —Neogen® Corporation (NASDAQ: NEOG), an innovative leader in food safety solutions, today announced that John Adent, the Company’s CEO and President, will be stepping down after an eight-year career at the Company. Mr. Adent will continue to serve in his existing roles until his successor has been appointed.

Neogen’s Board of Directors has formed a special committee, comprising Board Chair Jim Borel, Thierry Bernard and Jeff Capello, to direct the search for the Company’s next CEO and has engaged a leading global executive search firm. The special committee will also support Mr. Adent and the leadership team as they continue to execute Neogen’s strategic initiatives during this period.

“We are grateful for John’s leadership over the past eight years as Neogen has transformed its business to focus on long-term, secular tailwinds in the food safety market,” said Jim Borel, Neogen’s Board Chair. “The Board determined that now is the right time to begin a leadership transition and identify the Company’s next CEO. Neogen has a broad, differentiated portfolio of critical solutions for customers and our Board remains highly confident in our ability to capitalize on a compelling long-term opportunity. We have significant growth, profitability improvement and portfolio prioritization initiatives underway, and our committee will support the leadership team in its efforts to drive improved performance. We appreciate John’s continued support to ensure a smooth transition while we complete a comprehensive search process.”

“It has been an honor to lead Neogen and I am incredibly proud of the team we have built and all we have accomplished together,” said Mr. Adent. “Our food and animal safety solutions and industry expertise have never been more critical than they are today. With the broadest portfolio and global reach in the industry and enhanced innovation capabilities, as well as the commercial initiatives and portfolio actions we have underway, Neogen is well positioned to capitalize on the opportunities ahead. I would like to thank our team members for all of their hard work and dedication throughout my tenure. While the Board conducts its search for my successor, I am focused on delivering for our customers, driving our strategic and commercial initiatives and ensuring a smooth transition to new leadership.”

About Neogen

Neogen Corporation is committed to fueling a brighter future for global food security through the advancement of human and animal well-being. Harnessing the power of science and technology, Neogen has developed comprehensive solutions spanning the Food Safety, Livestock, and Pet Health & Wellness markets. A world leader in these fields, Neogen has a presence in over 140 countries with a dedicated network of scientists and technical experts focused on delivering optimized products and technology for its customers.

Contact:

Bill Waelke

(517) 372-9200

ir@neogen.com